Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Number 333-224039
April 20, 2018

   Heat Biologics  Corporate PresentationApril 20, 2018

 Forward Looking Statements  This presentation includes statements that are, or may be deemed, ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned discovery and development of drugs targeting cancer, the strength and breadth of our intellectual property, our ongoing and planned preclinical studies and clinical trials, the timing of and our ability to complete clinical trials and make regulatory filings and obtain and maintain regulatory approvals for our product candidates, our ability to partner our product development, the degree of clinical utility of our products, particularly in specific patient populations, expectations regarding clinical trial data, our results of operations, financial condition, liquidity, prospects, growth and strategies, the length of time that we will be able to continue to fund our operating expenses and capital expenditures, our expected financing needs and sources of financing, the industry in which we operate and the trends that may affect the industry or us.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017 and our quarterly report on Form 10-Q for the subsequent quarters (collectively, our “SEC Filings”). In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this presentation speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation, except as required by law.You should read carefully the factors described in the “Risk Factors” sections of our SEC Filings to better understand the risks and uncertainties inherent in our business.   2

 3  Free Writing Prospectus StatementThis presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing.We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus, dated April 19 2018, is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact A.G.P./Alliance Global Partners, offering securities through Euro Pacific Capital, Inc., 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2006 or email: prospectus@allianceg.com.This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

 4  Heat Biologics, Inc.    Exchange Ticker  NASDAQ: HTBX  Offering Size  Approximately $15,000,000 (100% Primary)  Over Allotment  15% (100% Primary)  Use of Proceeds  To fund our and our subsidiaries’ clinical and preclinical programs and for working capital and general corporate purposes   Sole Book-Running Manager  A.G.P./Alliance Global Partners (Offering securities through Euro Pacific Capital Corp)  Co-Manager   CIM Securities, LLC

 To activate CD8+ “Killer” T-cells to turn “COLD” tumors “HOT”  5  Our Mission  We seek to combine with checkpoint inhibitors and other immunotherapies to dramatically increase their effectiveness   5

   6  Cold Tumors  Tumors that have not been subject to robust CD8+ “Killer” T-cell attackBiopsied tumors contain minimal CD8+ T-cells  Hot Tumors  Tumors that have been subject to robust CD8+ “Killer” T-cell attack Biopsied tumors are loaded with CD8+ T-cells    HOT tumors are associated with clinical response  What are Hot and Cold Tumors?

 Current NSCLC checkpoint inhibitor treatment    Checkpoint Inhibitor Monotherapy  Heat BiologicsCombination Therapy  Cold Tumor  Cold Tumor  Hot Tumor  Hot Tumor  Current Responders  Target Responders      Goal  Unmet medical need in 2nd line NSCLC  Combination therapies can improve patient outcomes  7  17% - 20% response rate in a PD-L1 unselected population*  *Borghaei H, et al. NEJM 2015;373:1627-39*Nishio M, et al. JCO 2015; 33:15_suppl, 8027-8027

             8  Immuno-Oncology Combination Therapy  The three legs of an Immuno-Oncology Stool  T-cell Activation  Co-stimulation  Checkpoint Inhibition  Heat’s Core Focus  Heat’s goal is to dramatically increase the number of patients responding to checkpoint inhibitors

       Unlocking the Body’s Natural Defenses with a Broad Range of Combination Therapies  9  Combination Therapies  T-cell Activation  Co-Stimulation  Pelican PTX-35Monoclonal AntibodyPelican PTX-15Fusion Protein  Checkpoint Inhibitors  PD1/PDL1CTLA-4Lag-3TIM-3Plus others  Combined with  ImPACT® TherapyCell-based Delivery of Multiple Antigens Activation of Patients’CD8+ “Killer” T-cells  ComPACT™ TherapyCell-based Delivery ofMultiple Antigens Activation of Patients’CD8+ “Killer” T-cells  Co-Stimulation to Enhance T-cell Activation and Expansion

 10  Introducing gp96  The Immune System’s “Swiss Army Knife”*  *Schild, H. & Rammensee, H. Gp-96 – The Immune System’s Swiss Army Knife. Nature Immunology 2, 100-101 (2000)  “Molecular Warning System”  Natural biological process to deliver proteins (antigens) & gp96 adjuvant to our immune systemGp96 “chaperones” newly-created proteins to the cell membrane where they are released and embeddedActivates a cytotoxic T-cell response to the antigen it is carrying when cells die through necrosisEnables MHC I antigen cross-presentation to CD8+ T-cellsGp96 + protein are only naturally released via necrosisExposure of gp96 outside the cell activates an immune response to the antigen it is carrying Enables MHC I antigen cross-presentation specifically to CD8+ T-cellsAmong the most powerful adjuvants and the only adjuvant to show exclusive specificity to CD8+ (“killer”) T-cellsProvides long-term immunity against the infectious agent  Tethered to our cells with a “KDEL” leash          gp96  antigen  Leash  Endoplasmic Reticulum  Cell Membrane    Antigen    Antigen

 10  Introducing gp96  The Immune System’s “Swiss Army Knife”*  *Schild, H. & Rammensee, H. Gp-96 – The Immune System’s Swiss Army Knife. Nature Immunology 2, 100-101 (2000)  “Molecular Warning System”  Natural biological process to deliver proteins (antigens) & gp96 adjuvant to our immune systemGp96 “chaperones” newly-created proteins to the cell membrane where they are released and embeddedActivates a cytotoxic T-cell response to the antigen it is carrying when cells die through necrosisEnables MHC I antigen cross-presentation to CD8+ T-cellsGp96 + protein are only naturally released via necrosisExposure of gp96 outside the cell activates an immune response to the antigen it is carrying Enables MHC I antigen cross-presentation specifically to CD8+ T-cellsAmong the most powerful adjuvants and the only adjuvant to show exclusive specificity to CD8+ (“killer”) T-cellsProvides long-term immunity against the infectious agent  Tethered to our cells with a “KDEL” leash          gp96  antigen  Leash  Endoplasmic Reticulum  Cell Membrane    Antigen    Antigen
 Genetically modify tumor cells by “severing the leash” that binds the gp96 to the endoplasmic reticulum of the cell and replacing it with a sequence that pumps gp96 out of the cellEnables living cancer cells to “pump-out” their own surface antigens along with their gp96 chaperoneMimics necrotic cell deathActivates a powerful pan-antigen cytotoxic T-cell immune response  Heat Biologics ImPACT® technology reprograms cancer cells to continuously secrete their own antigens bound to heat shock protein gp96 to seek out and destroy a variety of tumors  Heat Biologics ImPACT technology removes the leash that binds gp96 to the cell, replacing with a sequence that allows cells to continually secrete gp96 along with their “chaperoned” antigen  11  ImPACT Platform  “Severing the Leash”        gp96  antigen  Leash  Endoplasmic Reticulum  Cell Membrane    Antigen

 Genetically modify tumor cells by “severing the leash” that binds the gp96 to the endoplasmic reticulum of the cell and replacing it with a sequence that pumps gp96 out of the cellEnables living cancer cells to “pump-out” their own surface antigens along with their gp96 chaperoneMimics necrotic cell deathActivates a powerful pan-antigen cytotoxic T-cell immune response  Heat Biologics ImPACT® technology reprograms cancer cells to continuously secrete their own antigens bound to heat shock protein gp96 to seek out and destroy a variety of tumors  Heat Biologics ImPACT technology removes the leash that binds gp96 to the cell, replacing with a sequence that allows cells to continually secrete gp96 along with their “chaperoned” antigen  11  ImPACT
 Genetically modify tumor cells by “severing the leash” that binds the gp96 to the endoplasmic reticulum of the cell and replacing it with a sequence that pumps gp96 out of the cellEnables living cancer cells to “pump-out” their own surface antigens along with their gp96 chaperoneMimics necrotic cell deathActivates a powerful pan-antigen cytotoxic T-cell immune response  Heat Biologics ImPACT® technology reprograms cancer cells to continuously secrete their own antigens bound to heat shock protein gp96 to seek out and destroy a variety of tumors  Heat Biologics ImPACT technology removes the leash that binds gp96 to the cell, replacing with a sequence that allows cells to continually secrete gp96 along with their “chaperoned” antigen  11  ImPACT Platform  “Severing the Leash”        gp96  antigen  Leash  Endoplasmic Reticulum  Cell Membrane    Antigen

       12  ImPACT®: Immune Pan-antigen Cytotoxic Therapy                    ImPACT Cell    Cancer-killing T-cell    ImPACT cells secrete antigens designed to specifically activate patient’s killer T-cells  T-cells circulate to destroy patient’s tumor  Cluster of five 0.1 mL intradermal injections  Activated cells EXPRESS chaperoned antigens  Activation Cell   CD8+ T Cell  Dendritic Cell  Chaperoned antigens activate dendritic cells, which thenACTIVATE & PROLIFERATE CD8+ T-cells  Dendritic Cell  ChaperonedAntigen   CD8+ T-cells locate and ELIMINATE cancer cells  Tumor Cells  CD8+ T Cells  Heat’s unique cell-secreted gp96 drives activation of dendritic cells via TLR signaling and CD8+ T cells via antigen cross presentation

 ImPACT + Opdivo Combination Therapy  13  Source: BMS images  Potential to improve clinical responses and survival, without additional toxicity

 14  Product Pipeline   Combination Therapies Designed to Activate CD8+ T-cells to Fight Cancer  T-cell infiltration seen deep inside tumorsPositive safety profile, to-date  Clinical proof of mechanism activating an immune responseActivated T-cell immune response seen at 10 weeks  Combination Therapies  Indication    Comments  HS-110(viagenpumatucel-L)  NSCLC    ImPACT® activation technology in combination with nivolumab and other checkpoint inhibitors TBA  HS-130  NSCLC    ComPACT™ activation technology in combination with checkpoint inhibitors TBA  Co-stimulators        PTX-35  TBA    Humanized monoclonal antibody, functional agonist of human TNFRSF25 ($15.2M CPRIT grant)  PTX-15  TBA    TL1A-Ig fusion protein, functional agonist of human TNFRSF25  Pre-clinical  Phase 1  Phase 2  Phase 3  Approved

 A Phase 1b/2 study of Viagenpumatucel-L (HS-110) in Combination with Multiple Treatment Regimens in Patients with Non-Small Cell Lung Cancer (The “DURGA” Trial)    Objective  Evaluate objective response rate of HS-110 and anti-PD-1 immune checkpoint inhibitor and other agents  Patient Population   NSCLCAdenocarcinoma and squamous cell carcinoma2nd line therapy or greater  Endpoints  Safety and tolerability, immune response, objective response rate, duration of response, overall survival and progression-free survival   Enrollment   Up to 25 U.S. sitesUp to 120 patients TBD by iDMCPartnership with Yale Cancer Center on TIL analysis  15  HS-110 (DURGA) Phase 2 Master Protocol: Design  HS-110 weekly intradermally for 18 weeks;nivolumab i.v. every other week until progression  HS-110 + anti-PD-1 + other immune modulating agent  HS-110 + anti-PD-1 + chemotherapy  Phase 2  Possible additional arms    All comer population to include:IO naïve & IO experiencedAdeno and squamous cell  HS-110 & nivolumab   Enroll  Flexible trial design permits additional combinations

                 Baseline(Cold)  Week 10(Hot)  TIL Infiltration Associated with Clinical Response  16                  Patient 1:Partial Response at Week 18  High CD8+ TIL (>10%)                  Patient 2:Partial Response at Week 9  High CD8+ TIL (>10%)      Patient 3:Partial Response at Week 18  Low CD8+ TIL (<10%)  High CD8+ TIL (>10%)              “Killer” CD8+ T-cells driven deep into tumors“Cold” tumors with no previous activation made highly active (”HOT”)Expression of PD-L1 increased with CD8+ T-cell infiltration in some tumors  Low CD8+ TIL (<10%)  Low CD8+ TIL (<10%)  Clinical Evidence that HS-110 is Turning COLD Tumors HOT

 Pre-Specified Patient Populations Analyzed  17  ITT (n=35)The Intent-to-Treat Population includes all patients enrolled into the study  PP (n=26)The Per Protocol Population includes patients who have received at least 6 doses of HS-110 and a pre/post treatment tumor assessment      Non-drug related 2 patient deaths (PE and MI)2 AEs discontinuing treatment (Fever and Rash)5 patients with clinical or radiographic progression before completing 6 doses of treatment or post-treatment scan

 HS-110 Overall Survival  18  ITT survival curve has not yet reached medianMedian OS of nivolumab alone = 12.2 months  mOS nivolumab12.2 months*    *N Engl J Med 2015; 373: 1627-1639  PP (n=26) is a subset of the ITT population (n=35)

 19  Change in tumor sizw from Baseline (%)  All evaluable ITT patients with a baseline and on-treatment scan (n=27)   All enrolled patients (ITT) with a baseline and on-treatment scan  Best Target Lesion Response

 Durability of Target Lesion Response  Change from Baseline (%)  All enrolled patients (ITT) with a baseline and on-treatment scan  Days From First Dose  Overall target lesion responses are durable and long lasting

 Target Lesion Response Based on Initial CD8+ TIL Status  21  Change from Baseline (%*)  CD8+ TIL Evaluable ITT Population  Change from Baseline (%*)        High CD8+ TIL at Baseline  Low CD8+ TIL at Baseline  50%  20%  25%  20%  60%  30%  50%  5%  5%  5%  5%  5%  5%  10%  0%  1%  * % of CD8+ T-cells in tumor tissue at baseline  HS-110 shows effect in “cold tumor” patients who typically do not respond well to PD-1 inhibitors  4 of 9 low CD8+ TIL achieved a partial clinical response

 Durable Target Lesion Responses Based on Initial CD8+ TIL Status  22  Low CD8+ TIL  High CD8+ TIL  Change from Baseline (%)  Tumor Type at Baseline  CD8+ TIL Evaluable ITT Population  Days from First Dose  Durable target lesion responses (> 6 months) observed in difficult-to-treat low TIL “cold” patients

 Encouraging Overall Survival Based on CD8+ TIL Status   23  HS-110 Treated Patients  Days Known to Be Alive  Low CD8+ TIL  High CD8+ TIL   Tumor Type at Baseline  Ϯ Reported Death  TIL Evaluable ITT Population  Ϯ  Ϯ  PD  PD  PD  PD  PD  PD  PD  PD  PD  PD  SD  SD  SD  SD  SD  PR  PR  PR  PR  PD  *  Ongoing Response  CR of Non Target Lesion  *  PD – Progressive DiseasePR – Partial ResponseSD – Stable Disease

 Target Lesion Response Based on Initial PD-L1 Status  24  Change from Baseline (%)  PD-L1 Evaluable ITT Population  Change from Baseline (%)  >1% PD-L1 Tumor Type at Baseline  <1% PD-L1 Tumor Type at Baseline  Positive PD-L1  Negative PD-L1  5%  50%  10%  1%  20%  50%  5%  60%  15%  HS-110 shows effect in low PD-L1 patients who typically do not respond to checkpoint inhibitors

 Durable Target Lesion Responses Based on Initial PD-L1 Status  25  Change from Baseline (%)  PD-L1 Evaluable ITT Population  Days from First Dose  Change from Baseline (%)  Days from First Dose  >1% PD-L1 Tumor Type at Baseline  <1% PD-L1 Tumor Type at Baseline  Positive PD-L1  Negative PD-L1  Durable target lesion responses observed in difficult-to-treat low PD-L1 patients

 26   HS-110 Safety Profile to Date  ~1,000 HS-110 Doses – No Serious Adverse Reactions  ~1,000 doses administered to ~100 patientsOnly one patient ended treatment due to a non-serious adverse reaction*No systemic use of steroids required to treat reactionsNo serious adverse reactions beyond those seen with standard of careNo additive toxicities to standard of care  Favorable Safety Profile To Date  *Represents the only patient of ~100 patients dosed with HS-110 who discontinued treatment for a study related adverse event  Immune Reaction*≤ Grade 3 toxicity  Week 1  Week 2  Injection Reactions

 Summary of Phase 2 Interim Data  Tumor shrinkage and disease control demonstrated in a majority of evaluable patientsOverall responses are durable and long lastingMedian overall survival has not yet been reachedHS-110 shows effect in difficult-to-treat low TIL and low PD-L1 patients who typically do not respond to checkpoint inhibitorsHS-110 shows durable responses in low TIL “cold tumor” patientsHS-110 shows durable responses in low PD-L1 patientsA trend of survival benefit is observed with higher ELISPOT activity reflective of tumor antigen-specific immune response  27

 Trial Learnings to Enhance Current Design  Enroll patients with low CD8+ TILEnroll earlier in the treatment course or as front-line maintenance therapyClinical settings that provide maximal time to respond to HS-110Explore potential benefits to anti-PD-1 pre-conditioned treatment environmentModify current trial to identify and characterize patient population to carry forward to registrational trial  28  ImPACT provides a nurturing tumor antigen-specific T cell environmentto support more responsive IO-driven therapy   Trial modifications in progress

 29  Heat Biologics Acquires Pelican Therapeutics  Unlocking the Body’s Natural Defenses with a Broad Range of Combination Therapies  Heat acquired 80% controlling interest in PelicanPre-clinical synergy with Heat’s ImPACT® and checkpoint therapy$15.2M grant award from the Cancer Prevention Research Institute of Texas (CPRIT) propels PTX-35 through a 70-patient, first-in-human clinical programPTX-35 is a potential best-in-class, T-cell co-stimulator specific to “killer” CD8+ “memory” T-cells  Pre-clinical studies highlight advantages over competing T-cell co-stimulator programs based on CD8+ T-cell specificity          Only Pelican is targeting TNFRSF25, an emerging target in immuno-oncology

 29  Heat Biologics Acquires Pelican Therapeutics  Unlocking the Body’s Natural Defenses with a Broad Range of Combination Therapies  Heat acquired 80% controlling interest in PelicanPre-clinical synergy with Heat’s ImPACT® and checkpoint therapy$15.2M grant award from the Cancer Prevention Research Institute of Texas (CPRIT) propels PTX-35 through a 70-patient, first-in-human clinical programPTX-35 is a potential best-in-class, T-cell co-stimulator specific to “killer” CD8+ “memory” T-cells  Pre-clinical studies highlight advantages over competing T-cell co-stimulator programs based on CD8+ T-cell specificity          Only Pelican is targeting TNFRSF25, an emerging target in immuno-oncology

 30  Highlights from Pelican Pre-clinical Studies  TNFRSF25 is preferentially expressed on CD8+ T-cells compared to other T-cell co-stimulatorsCo-stimulation occurs only in the context of TCR recognition of antigenDrives the development of antigen-specific CD8+ T-cells (mimics TL1A, the specific ligand of TNFRSF25)Superior activity is seen with TNFRSF25 in stimulating memory CD8+ cells relative to OX40, 4-1BB and GITRAgonism with TNFRSF25 mAb increases:Effector cytokine functionEffector immune functionSurvival in mouse modelsTNFRSF25 mAb results in increased survival compared to agonism of OX40, GITR, 4-1BB with respective agonist mAbs in mouse melanoma models,

 Corporate Milestones  31  Interim NSCLC Phase 2 data readout  Enroll first patient in HS-130 ComPACT trial  IND for Pelican PTX-35  Enroll first patient in PTX-35 Phase 1 trial  Complete Phase 2 NSCLC enrollment  NSCLC Milestones  Pelican and ComPACT Milestones  IND for HS-130 ComPACT Trial  Receive $6.9M in CPRIT grant funds  Interim PTX-35 data readout  Interim ComPACT data readout      NSCLC Phase 2 data readout

 32  Corporate Highlights  Market Cap$7.0M1  Cash & Equiv.$9.8M2  NasdaqHTBX  Shares Outstanding5.66M  Share Price$1.221  Grant Funds$15.2M  Closing price as of April 18, 2018Reported as of December 31, 2017

 32  Corporate Highlights  Market Cap$7.0M1  Cash & Equiv.$9.8M2  NasdaqHTBX  Shares Outstanding5.66M  Share Price$1.221  Grant Funds$15.2M  Closing price as of April 18, 2018Reported as of December 31, 2017

 32  Corporate Highlights  Market Cap$7.0M1  Cash & Equiv.$9.8M2  NasdaqHTBX  Shares Outstanding5.66M  Share Price$1.221  Grant Funds$15.2M  Closing price as of April 17, 2018Reported as of December 31, 2017

 Investment Highlights  Potential Best in Class Oncology Treatment - T-cell activating platform (TCAP)  produces allogeneic, off-the-shelf therapies designed to activate the immune system to turn immunologically “cold” tumors “hot”Combination Effect - Our therapies are designed to be administered with checkpoint inhibitors and other immuno-modulators to enhance immune responseOff-the-shelf Therapies - We can administer drug immediately without extracting patient material, simplifying treatment and substantially lowering cost of goods soldClinical Data with Checkpoint Inhibitors - Positive interim data from ongoing Phase 2 trial of HS-110 + checkpoint inhibitor in non-small cell lung cancer (NSCLC)Diverse Technology Platforms - Multiple complementary platform technologiesStrong Management Team - Senior team with broad experience in biotech, pharma, clinical development and research   33

   Cold Tumors  Hot Tumors    Turning COLD Tumors HOT  34

   Appendix  35

 Management and Advisors  36  Jeff WolfFounder & CEO  Ann RosarVP of Finance  Janice McCourtVP of Business Devt.  Lori McDermottVP of Clinical Dev.  Gary VinsonVP of Manufacturing  Jeff Hutchins, Ph.D.CSO/COO  George Peoples, MDChief Medical Advisor  Management   Scientific Advisors      Robert Levy, Ph.D.University of Miami    Roger Cohen, MDUniversity of Pennsylvania  Robert Negrin, MDStanford University    Llew Keltner, MD, Ph.D.Epistat  Anthony Tolcher, MDNext Oncology    Gary Acton, MDAdvisor

 Management and Advisors  36  Jeff WolfFounder & CEO  Ann RosarVP of Finance  Janice McCourtVP of Business Devt.  Lori McDermottVP of Clinical Dev.  Gary VinsonVP of Manufacturing  Jeff Hutchins, Ph.D.CSO/COO  George Peoples, MDChief Medical Advisor  Management   Scientific Advisors      Robert Levy, Ph.D.University of Miami    Roger Cohen, MDUniversity of Pennsylvania  Robert Negrin, MDStanford University    Llew Keltner, MD, Ph.D.Epistat  Anthony Tolcher, MDNext Oncology    Gary Acton, MDAdvisor
 ImPact Generates an Adaptive Immune Response  Secretion of gp96-Ig carrying tumor specific proteins represented on the patients tumorActivation of APCs (TLR2/4) and cross- presentation of antigens (CD91)Specific T-cell receptor engagementClonal Expansion of Tumor Antigen Specific T cells.    37  2 signals Delivered to APCs: Antigen cross presentation to MHC class I via CD91Up regulation of co-stimulatory signals via TLR2/4

 38  ImPACT® Manufacturing  Robust, Multi-antigen T-cell Activation  Frozen, fully-diluted single-dose vialFinal drug product: 1 million or 10 million cellsEasily scaled manufacturing  Low COG, off-the-shelf alternative to autologous therapies

 ELISPOT Activity and Survival  39  High = ELISPOT activity above the median of patients tested Low = ELISPOT activity below the median of patients tested  A trend of survival benefit is observed higher ELISPOT activity of immune response  203  337  ELISPOT Evaluable ITT Population

 Strong supporting pre-clinical data  40  Pre-clinical Data  Source: Fromm et al. Society for Immunotherapy of Cancer Annual Meeting, 2016  CD8+ T-cell Activation  Higher T-cell responses observed in mice treated with ImPACT aloneImPACT® boosted CD+ T-cells to even higher levels when combined with co-stimulator agonist antibodies: OX40, TNFRSF25, PD-1Findings suggest synergies when combining ImPACT with Pelican’s TNFRSF25 antibody                  ImPACT +         ImPACT   ImPACT   ImPACT  ImPACT +  ImPACT  ImPACT      ImPACT    ImPACT +

 41  ComPACT™ Platform Technology  gp96-Ig  OX40L-Fc  The first potential dual-acting immunotherapy designed to deliver T-cell activation andco-stimulation in a single product – combination therapy without additive costs

       42  ComPACT™ Outperforms OX40 Monoclonal Antibodies in Pre-clinical Models   ComPACT generates ~50% complete tumor rejection compared to ~16% with OX40 agonist antibody combinations    Superior primary and memory T-cell response in mouse model    Translates into increased overall survival and tumor reduction in a mouse tumor model

 43  PTX-35 Comparative Pre-clinical Anti-tumor Activity   Schreiber T. et al. SITC 2014  Activity of agonists TNFRSF25, 4-1BB, OX40 and GITR during nine-day B16-F10 melanoma model  TNFRSF25 agonists leads to increased survival compared to other co-stimulatory antibodies  4-1BB and GITR agonists have a moderate impact on survival  TNFRSF25 agonist leads to markedly increased survival compared to other co-stimulatory antibodies

 44  Preferential CD8+ T-cell Induction with TNFRSF25  Pre-clinical studies with murine agonist antibody shows preferential CD8+ T-cell Induction; differentiation from other T-cell co-stimulators  The frequency of antigen-specific memory CD4+ or memory CD8+ T-cells following treatment of mice with ImPACT™ alone, or in combination with OX40 or TNFRSF25 antibodies  Schreiber et al. J Immunol 2012:189(7);3311-8  % AntigenSpecific Memory CD8+ T-cells    TNFRS25    OX40  TNFRSF25 preferentially ‘boosts’ CD8+ T-cell immunity, whereas OX40 is preferential to CD4+ T-cells

 Many companies are pursuing co-stimulators with less specificity for CD8+ “memory” activation   45  Emerging Target in T-cell Co-stimulation  Only Pelican is targeting TNFRSF25, an emerging target in immuno-oncology  Target   Agonist to Target  Clinical Stage  Company  Comments  4-1BB  PF-05082566 (utomilumab)BMS-663513 (urelumab)  Phase 1/2 in solid tumors; Phase 3 with quadruple combination B-cell lymphomaPhase 1/2 in refractory metastatic melanoma  PfizerBMS  Phase 3 combination 4-1BB+epigenetic modulator+CD20 mAb and/or chemotherapy in refractory B-cell lymphomaCombinations with PD-1 inhibitor  CD27  CDX-1127Anti-CD27  Phase 1/2 combination with checkpointPre-clinical  Celldex/BMSMerck/Aduro  Advanced refractory solid tumors; kidney cancer (sunitinab)Shows synergy with checkpoint inhibitors  OX40  MEDI0562 (tavolimab)GSK3174998INCAGN01949MOXR0916PF-04518600ABBV-368  Phase 1/2 in advanced solid tumorsPhase 1/2 in advanced solid tumorsPhase 1/2 in advanced solid tumorsPhase 1/2 in advanced solid tumorsPhase 1/2 in metastatic kidney cancerPhase 1/2 in advanced solid tumors  MedImmune/AZGSKIncyteGenentechPfizerAbbVie  Combination with PD-L1 (durvalumab); CTLA-4 (tremelimumab)Combination with PD-1 (Keytruda®) in advanced tumorsDouble/triple combinations: PD-1 and CTLA4; IgG1Combination with PD-L1 inhibitionCombination with Inlyta® (tyrosine kinase inhibitor); NCI and USC collaborationPhase 2 planned in head/neck + nivolumab  GITR  GWN323INCAGN01876MEDI1873TRX-518  Phase 1Phase 1 advanced tumorsPhase 1 advanced tumorsPhase 1 advanced tumors  NovartisIncyte/AgenusMedImmune/AZLeap Therapeutics  Advanced tumors/lymphomas: planned combination studies, including PD-1MoA involves Treg ADCC + co-stimulationHexameric GITR ligandFc disabled. Modulates Tregs and T-effector cell ratio  ICOS  JTX-2011  Phase 1/2  Celgene/Jounce  Advanced solid tumors  TNFRSF25  PTX-35  IND filing Q4 2018  Heat-Pelican  Advanced solid tumors

 46  Expression of T-cell Co-stimulators  TNFRSF25 is preferentially expressed on CD8+ T-cells compared to other T-cell co-stimulators  Genomics Institute of the Novartis Research Foundation Su et al. PNAS 2004:101(16);6062-7  (red = high expression)